Filed Pursuant to Rule 424(b)(1)

Registration No. 333-132078

PROSPECTUS

OYO Geospace Corporation

300,000 Shares of Common Stock

This prospectus relates to outstanding shares of common stock, $.01 par value, of OYO Geospace Corporation.

The stockholder named in this prospectus under the heading “Selling Stockholder” is offering all of the shares of common stock offered hereby. We will not receive proceeds from the sale of these shares and will not bear any expenses incident to the offering and sale of the shares other than indirectly, and to an expected limited extent, by reason of any necessary management activities.

The selling stockholder may sell these shares from time to time in transactions on the NASDAQ National Market, on any stock exchange on which the common stock may be listed at the time of sale, in the over-the-counter market, in negotiated transactions or otherwise. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our common stock is traded on the NASDAQ National Market (NASDAQ) under the symbol “OYOG”. On February 24, 2006, the last reported sale price of our common stock on NASDAQ was $40.70.

You should carefully review and consider the information under the heading “ Risk Factors” in this prospectus beginning on page 3 and under the heading “Risk Factors” in our latest annual report on Form 10-K incorporated by reference in this prospectus before investing in our common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2006.

We have not authorized any selling stockholder, dealer, salesman or other person to give you any information or to make any representations other than those contained in this prospectus and in the documents we incorporate into this prospectus. You should not rely on any information or representations that are not contained in this prospectus or in the documents we incorporate into this prospectus.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

Delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

As used in this prospectus, the terms “OYO Geospace,” “company,” “we,” “our,” “ours” and “us” refer to OYO Geospace Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering by the selling stockholder contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus, including the information under the caption “Risk Factors,” the information we incorporate by reference and the documents to which we refer you in their entirety.

Our Company

We design and manufacture instruments and equipment used in the acquisition and processing of seismic data. We also design and manufacture thermal imaging equipment and distribute dry thermal film products to the thermal solutions industry.

Geoscientists use seismic data to map potential or existing oil and gas bearing formations and the geologic structures that surround them. Seismic data is used primarily in connection with the exploration, development and production of oil and gas reserves.

Seismic data acquisition is generally conducted by combining a seismic energy source and a data recording system. On land, our customers use our geophones, leader wire, cables and connectors to receive, measure and transmit seismic reflections resulting from an energy source to data collection units, which store information for processing and analysis. In the marine environment, large ocean-going vessels tow long seismic cables known as “streamers” containing hydrophones which are used to detect pressure changes. Hydrophones transmit electrical impulses back to the vessel’s data collection unit, where the seismic data is stored for subsequent processing and analysis. Our marine seismic products help steer streamers while being towed and help recover streamers when accidents occur.

We have also developed high definition reservoir characterization products for borehole and ocean-bottom applications. Utilizing these products, our customers can utilize seismic technologies to better identify and enhance the recovery of oil and gas deposits over the life of a reservoir.

In 1995, we modified our thermal imaging product technology that we had traditionally applied in our seismic business and were able to apply that technology to other markets. We are now manufacturing and marketing our thermal imaging products, which includes thermal imaging equipment and dry thermal film, to the screen print, point of sale, signage and textile market sectors, along with some sales to seismic customers. Our thermal imaging equipment is capable of producing data images ranging in size from 12 to 54 inches wide, with resolution ranging from 400 to 1,200 dpi.

We have recently expanded our cable line of products beyond the seismic area and are offering the design and manufacturing of cable products to the offshore oil and gas and offshore construction industries.

Our principal executive offices are located at 7007 Pinemont Drive, Houston, Texas 77040-6601. Our telephone number at that location is (713) 986-4444. Our website is http://www.oyogeospace.com. Information contained in our website is not incorporated by reference in this prospectus and you should not consider information contained in our website as part of this prospectus.

The Offering

Common stock offered by the selling stockholder	300,000 shares

Use of proceeds

All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ symbol	OYOG

Risk Factors

An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock involves risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus, including the documents it incorporates by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or in the documents it incorporates by reference. While we cannot identify all of the risk factors that may cause actual results to vary from our expectations, we believe the following risk factors that relate to our current and anticipated business should be considered carefully.

Commodity price levels may affect demand for our products.

Demand for many of our products depends primarily on the level of worldwide oil and gas exploration activity. That activity, in turn, depends primarily on prevailing oil and gas prices and availability of seismic data. Historically, the markets for oil and gas have been volatile, and those markets are likely to continue to be volatile. Oil and gas prices are subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of consumer demand, weather conditions, domestic and foreign governmental regulations, price and availability of alternative fuels, political conditions and hostilities in the Middle East and other significant oil-producing regions, increases and decreases in foreign supply of oil and gas, prices of foreign imports and overall economic conditions. Any unexpected material changes in oil and gas prices or other market trends that adversely impacts seismic exploration activity would likely affect the demand for our products could materially and adversely affect our results of operations and liquidity.

Our new products may not achieve market acceptance.

Our outlook and assumptions are based on various macro-economic factors and our internal assessments, and actual market conditions could vary materially from those assumed. In recent years we have incurred significant expenditures to fund our research and development efforts and to attempt to develop our thermal imaging products, and we intend to continue those expenditures in the future. Research and development is by its nature speculative, and we cannot assure you that these expenditures will result in the development of new products or services or that any new products and services we have developed recently or may develop in the future, including certain thermal imaging products, will be commercially marketable or profitable to us. In particular and in addition to expenditures relating to developing our thermal imaging products, we have incurred substantial expenditures to develop seismic products for reservoir characterization applications. In addition, we recently began to try to use some of our capabilities, particularly our cable manufacturing capabilities, to supply products to new markets. We cannot assure you that we will realize our expectations regarding acceptance and revenues for our products and services in existing or new markets from these products and services.

We may experience fluctuations in quarterly results of operations.

Historically, the rate of new orders for our products has varied substantially from quarter to quarter. Moreover, we typically operate, and expect to continue to operate, on the basis of orders in hand for our products before we commence substantial manufacturing “runs”. The nature of our order backlog generally does not allow us to predict with any accuracy demand for our products more than approximately three months in advance. Completion of orders, particularly large orders for deepwater reservoir characterization projects, can significantly impact our operating results and cash flow for any quarter, and results of operations for any one quarter may not be indicative of results of operations for future quarters. These periodic fluctuations in our operating results could adversely affect our stock price.

Our credit risks could increase as our customers continue to face difficult economic circumstances.

We believe, and have assumed, that our allowances for bad debts have been adequate in light of then-known circumstances. However, we cannot assure you that additional amounts attributable to uncollectible receivables and bad debt write-offs will not have a material adverse effect on our future results of operations. Many of our seismic contractor customers are not well capitalized and as a result can not always pay our invoices when due. We have in the past incurred write-offs in our accounts receivable due to customer credit problems. We have found it necessary from time to time to extend trade credit, including on promissory notes, to long-term customers and others where some risks of non-payment exist. Although industry conditions have improved, some of our customers continue to experience liquidity difficulties, which increase those credit risks. An increase in the level of bad debts and any deterioration in our credit risk could adversely affect the price of our stock.

Our industry is characterized by rapid technological development and product obsolescence.

Our instruments and equipment are constantly undergoing rapid technological improvement. Our future success depends on our ability to continue to:

•	improve our existing product lines,

•	address the increasingly sophisticated needs of our customers,

•	maintain a reputation for technological leadership,

•	maintain market acceptance of our products,

•	anticipate changes in technology and industry standards,

•	respond to technological developments on a timely basis, and

•	develop new markets for our products and capabilities.

Current competitors or new market entrants may develop new technologies, products or standards that could render our products obsolete. We cannot assure you that we will be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological developments, that are accepted in the marketplace or that comply with new industry standards.

We operate in highly competitive markets.

The markets for most of our products are highly competitive. Many of our existing and potential competitors have substantially greater marketing, financial and technical resources than we do. Additionally, at least two competitors in our seismic business segment currently offer a broader range of instruments and equipment for sale than we do and market this equipment as “packaged” data acquisition systems. We do not currently offer for sale such a complete “packaged” data acquisition system. Further, certain of our competitors offer financing arrangements to customers on terms that we may not be able to match. In addition, new competitors may enter the market and competition could intensify.

As to our thermal solutions products, we compete with other printing solutions, including inkjet and laser printing technologies, many of which are provided by large companies with significant resources.

We cannot assure you that sales of our products will continue at current volumes or prices if current competitors or new market entrants introduce new products with better features, performance, price or other characteristics than our products. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and on the price of our stock.

We have a limited market.

In our seismic business segment, we market our traditional products to contractors and large, independent and government-owned oil and gas companies. We estimate that, based on published industry sources, fewer than

30 seismic contracting companies are currently operating worldwide (excluding those operating in Russia and the former Soviet Union, India, the People’s Republic of China and certain Eastern European countries, where seismic data acquisition activity is difficult to verify). We estimate that fewer than ten seismic contractors are engaged in marine seismic exploration. Due to these market factors, a relatively small number of customers, some of whom are experiencing financial difficulties, have accounted for most of our sales. From time to time these seismic contractors have sought to vertically integrate and acquire our competitors, which has influenced their supplier decisions before and after such transactions. The loss of a small number of these customers could materially and adversely impact our sales, which could cause a material decline in the price of our stock.

We cannot be certain of patent protection of our products.

We hold and from time to time we apply for certain patents relating to some of our seismic data acquisition and other products. We also own several patents which relate to the development of dry thermal film. We cannot assure you that our patents will prove enforceable, that any patents will be issued for which we have applied or that competitors will not develop functionally similar technology outside the protection of any patents we have or may obtain.

Our foreign subsidiaries and foreign marketing efforts face additional risks and difficulties.

Net sales outside the United States accounted for approximately 73.2% of our net sales during fiscal year 2005 and are again expected to represent a substantial portion of our net sales for fiscal year 2006 and subsequent years. Substantially all of our sales from the United States are made in U.S. dollars, but from time to time we make sales in foreign currencies and may, therefore, be subject to foreign currency fluctuations on our sales. In addition, net assets reflected on the balance sheets of our Russian, Canadian and United Kingdom subsidiaries are subject to currency fluctuations. Significant foreign currency fluctuations could adversely impact our results of operations.

Foreign sales are subject to special risks inherent in doing business outside of the U.S., including the risk of war, terrorist activities, civil disturbances, embargo and government activities and foreign attitudes about conducting business activities with the U.S., all of which may disrupt markets. A portion of our manufacturing is conducted through our subsidiary OYO-GEO Impulse, which is based in Ufa, Bashkortostan, Russia. Our business could be directly affected by political and economic conditions in Bashkortostan and in Russia generally. Boycotts, protests, governmental sanctions and other actions in the region could adversely affect our ability to operate profitably. The risk of doing business in Russia and other economically or politically volatile areas could adversely affect our operations and earnings. Foreign sales are also generally subject to the risk of compliance with additional laws, including tariff regulations and import and export restrictions. Sales in certain foreign countries require prior U.S. government approval in the form of an export license. We cannot assure you that we will not experience difficulties in connection with future foreign sales. Also, should we experience substantial growth in certain foreign markets, for example in Russia, we may not be able to transfer cash balances to the United States to assist with debt servicing or other obligations.

We rely on key suppliers for significant product components.

While we currently manufacture dry thermal film, we also purchase a large quantity of dry thermal film from another distributor. Except for the film produced by us and sold to us by this distributor, we know of no other source for dry thermal film that performs well in our thermal imaging equipment.

If we are unable to economically manufacture dry thermal film internally or our distributor were to discontinue supplying dry thermal film or were unable to supply dry thermal film in sufficient quantities to meet our requirements, our ability to compete in the thermal imaging marketplace could be severely damaged, adversely affecting our financial performance, which could cause a decline in our stock price.

We have been subject to control by a principal stockholder.

Until August 2005, OYO Corporation, a Japanese corporation (OYO Japan) through a wholly owned subsidiary, OYO Corporation USA (OYO USA), beneficially owned 2,850,000 shares of our common stock, which represented approximately 50.7% of our outstanding shares. In August 2005, OYO USA sold 1,400,000 shares of our common stock through an underwritten secondary offering. Following the completion of the offering, OYO USA owned 1,450,000 shares, or approximately 25.8%, of our common stock. Accordingly, OYO Japan, through OYO USA, has been able to exercise substantial influence over the election of our directors and therefore our operations and all matters submitted to a vote of our stockholders.

The shares being offered under this prospectus are owned by OYO USA and are subject to options granted to the selling stockholder, as is described below under the heading “Selling Stockholder.” If the selling stockholder exercises those options fully, OYO USA will own 1,150,000 shares, or approximately 20.2%, of our common stock, and the selling stockholder will own 300,000 shares, or approximately 5.3%, of our common stock. Thus OYO Japan, through OYO USA, will continue to exercise substantial influence over the election of our directors and therefore our operations and all matters submitted to a vote of our stockholders.

Mr. Kobayashi, a director and senior executive officer of OYO Japan and the President of OYO USA, serves as a director of the company.

Our success depends upon a limited number of key personnel.

Our success depends on attracting and retaining highly skilled professionals. A number of our employees are highly skilled engineers and other professionals. If we fail to continue to attract and retain such professionals, our ability to compete in the industry could be adversely affected. In addition, our success depends to a significant extent upon the abilities and efforts of the members of our senior management.

A general downturn in the U.S. economy in future periods may adversely affect our business.

A general downturn in the U.S. economy in future periods could adversely affect our business in ways that we cannot predict. Any economic downturn may adversely affect the demand for oil and gas generally or cause volatility in oil and gas commodity prices and, therefore, adversely affect the demand for our services to the oil and gas industry and related service and equipment industries. It could also adversely affect the demand for consumer products, which could in turn adversely affect our thermal solutions business. To the extent these factors adversely affect other seismic companies in the industry, we could see an oversupply of products and services and downward pressure on pricing for seismic products and services that would also adversely affect us.

Sarbanes-Oxley Act of 2002.

In response to several high profile cases of accounting irregularities, the Sarbanes-Oxley Act of 2002, or the “Act,” was enacted into law on July 30, 2002. We are required to begin to comply with the annual requirements of Section 404 of the Act with respect to our internal controls over financial reporting effective for our fiscal year ending September 30, 2006. The Act, and rules promulgated thereunder, as well as NASDAQ listing standards addressing corporate governance issues, endeavor to provide greater accountability and promote investor confidence by imposing specific corporate governance requirements, by requiring more stringent controls and certifications by corporate management and by ultimately imposing new auditor attestations. The Act and NASDAQ rules affect how audit committees, corporate management and auditors of publicly traded companies carry out their respective responsibilities and interact with each other and mandate composition of audit committees by independent directors. The Act has resulted in higher expenses for publicly traded companies, including us, as a result of higher audit and review fees, higher legal fees, higher director fees and higher internal costs to document, test and potentially remediate internal control deficiencies. The Act, together with the financial scandals and difficult economic environment of recent years, has also led to substantially increased premiums for director and officer liability insurance. These increased expenses affect smaller public companies, like us, disproportionately from their effects on companies with larger revenue and operating income bases with which to absorb such increased costs.

With respect to the internal controls requirement flowing from the Act, we have already, and will continue to, devote substantial efforts and incur significant expenses in fiscal year 2006 in documenting, testing and potentially remediating deficiencies in our internal controls system. We have added internal resources and hired outside experts to help us with respect to these matters. Notwithstanding our substantial efforts, the requirements of the Act as to internal controls are still new and significant and, to some extent, quite burdensome, and there exists a risk that we will not be able to meet all the requirements of the Act in such regard by the end of fiscal year 2006.

After this offering, we will continue to have a relatively small public float and our stock price may be volatile.

As is disclosed above under the risk factor headed “We have been subject to control by a principal stockholder,” until August 2005, OYO Japan, through OYO USA, beneficially owned 2,850,000 shares of our common stock, which represented approximately 50.7% of our outstanding shares. In August 2005, OYO USA sold 1,400,000 shares of our common stock through an underwritten secondary offering. Following the completion of the offering, OYO USA owned 1,450,000 shares, or approximately 25.8%, of our common stock. The shares covered by the options granted to the selling stockholder which are described below under the heading “Selling Stockholder” (the “Hall Options”) are included in these 1,450,000 shares. If the selling stockholder exercises the Hall Options fully, OYO USA will own 1,150,000 shares, or approximately 20.2%, of our common stock. Thus approximately 4,300,000 shares of our common stock would be held by non-affiliates. Our small float has resulted in, and we expect that it will continue to result in, a relatively illiquid market for our common stock, though our daily average trading volume has increased beyond historic levels following the secondary offering of shares by OYO USA. Our daily trading volume during the 12-month period ended January 31, 2006 averaged approximately 14,000 shares. While we believe that our average daily trading volume could possibly increase following the sale by the selling stockholder of his shares in the company offered under this prospectus since such shares will add to the “public float” for our shares, we do not expect that any such increase will significantly increase the liquidity of the market for our shares. Our small public float and daily trading volumes have in the past caused, and could in the future result in, greater volatility of our stock price.

All of the other facts and circumstances described in this section on “Risk Factors” could adversely affect our stock price. Many of these factors are beyond our control, and could cause the market price of our common stock to fluctuate significantly. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our investors’ stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.

Examples of other forward-looking statements contained in this prospectus, including statements incorporated by reference in this prospectus, include statements regarding:

•	our expected revenues, operating profit and net income;

•	future growth rates and margins for certain of our products and services;

•	our future acquisitions and levels of capital expenditures;

•	the adequacy of our future liquidity and capital resources;

•	expectations of successfully marketing our products and services to our customers;

•	anticipated timing and success of commercialization;

•	capabilities of products and services under development;

•	future demand for seismic and thermal imaging equipment and services;

•	future seismic and thermal imaging industry fundamentals;

•	future oil and gas commodity prices;

•	future worldwide economic conditions;

•	our expectations regarding future mix of business and future asset recoveries;

•	our expectations regarding realization of deferred tax assets;

•	our beliefs regarding accounting estimates we make;

•	the result of pending or threatened disputes and other contingencies; and

•	proposed strategic alliances.

These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors.” Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

USE OF PROCEEDS

All of the shares of our common stock being offered pursuant to this prospectus are being offered by, or for the benefit of, the selling stockholder. We will not receive any proceeds from the sale of those shares.

SELLING STOCKHOLDER

All of the shares in our company that are being offered under this prospectus are being offered by Ernest M. Hall, Jr., or for his benefit. Mr. Hall is sometimes referred to in this offering memorandum as the “selling stockholder”.

Mr. Hall was instrumental in the founding of our company. He served as a director from our company’s formation in September 1994 until February 2005. From September 1994 until his retirement in July 1997, Mr. Hall served as President and Chief Executive Officer of our company. He served as President of OYO USA from 1985 until 1995 and again from October 1, 1997 until May 31, 2002. Mr. Hall has also served as a consultant to OYO USA since June 1, 2002. He served as a consultant to our company from June 1, 2002 until April 30, 2003.

As part of the employment compensation he received from OYO USA, on April 16, 1998, Mr. Hall received a grant of an option to purchase 160,000 shares of our common stock owned by OYO USA This option became exercisable on April 16, 2001. As additional employment compensation, on December 16, 1999, Mr. Hall received a grant of an option to purchase 140,000 shares of common stock of TrueTime, Inc., a former subsidiary of OYO USA Following the sale of TrueTime, Inc., on June 28, 2002, Mr. Hall consented to the cancellation of his option to purchase 140,000 shares of common stock of TrueTime, Inc. As consideration for this cancellation, Mr. Hall received a grant of an option to purchase 140,000 shares of our common stock owned by OYO USA. This option became exercisable on May 31, 2005.

As of the filing of this prospectus, Mr. Hall has not exercised either of the options. The options held by Mr. Hall cover 300,000 shares of our common stock. Such options are referred to herein as the “Hall Options”. The shares underlying the Hall Options represent 5.3% of our outstanding common stock. The percentage and number of shares periodically offered by Mr. Hall pursuant to this prospectus will vary, and the percentage and number of shares retained by Mr. Hall, or beneficially owned by him, following the exercise of the options will vary as he makes sales of shares under this prospectus.

Until August 2005, OYO Japan, through OYO USA, beneficially owned 2,850,000 shares of our common stock, which represented approximately 50.7% of our outstanding shares. In August 2005, OYO USA sold 1,400,000 shares of our common stock through an underwritten secondary offering. Following the completion of the offering, OYO USA owned 1,450,000 shares, or approximately 25.8%, of our common stock. The shares covered by the options granted to Mr. Hall are included in these 1,450,000 shares. If Mr. Hall exercises the Hall Options fully, OYO USA will own 1,150,000 shares, or approximately 20.2%, of our common stock.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

All shares of common stock being offered under this prospectus are being offered on behalf of the selling stockholder. Because the selling stockholder will exercise the Hall Options and immediately following such exercise offer to sell such shares so acquired, OYO USA and its parent, OYO Japan, may be deemed to be underwriters with respect to the shares offered pursuant to this prospectus since OYO USA will receive the option exercise prices from Mr. Hall contemporaneously with his exercise of Hall Options and sale of shares acquired upon such exercises.

The shares offered by this prospectus may be sold from time to time by or for the account of the selling stockholder pursuant to this prospectus. Sales of shares pursuant to this prospectus may be made on NASDAQ, in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling stockholder). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

The shares may be sold by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting,

•	through a block trade (which may involve crosses) in which the seller’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus,

•	through exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ,

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	through privately negotiated transactions,

•	through put or call option transactions,

•	through short sales, or

•	through any other method permitted by applicable law.

The selling stockholder may sell shares directly to other purchasers, through agents, underwriters or through broker-dealers. Any selling agents, underwriter or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

The selling stockholder, OYO USA, its parent OYO Japan and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholder and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. We have been advised by the selling stockholder that he has not, as of the date of this prospectus, entered into any agreement with any agent, broker, dealer or underwriter for the sale of the shares.

The selling stockholder will pay all out-of-pocket costs and expenses incurred in connection with the registration and offering of the shares under this prospectus. The selling stockholder will also be responsible for any commissions, underwriting discounts or similar charges on the sale of shares under this prospectus.

The selling stockholder has agreed with the Company and OYO USA, unless otherwise consented to by the Company, to make all sales of shares under this prospectus as if certain provisions of Rule 144 of the Rules and Regulations under the Securities Act were applicable thereto. Accordingly, Mr. Hall has agreed to the following procedures with respect to sales of shares upon his exercise of the Hall Options:

•	the number of shares sold by him in any three-month period will not exceed the greater of:

(i)	one percent of the shares of common stock of the Company outstanding; or

(ii)	the average weekly reported trading volume of such shares on NASDAQ during the four preceding weeks before his first sale of shares under this prospectus.

•	the shares sold by him under this prospectus will be sold in “brokers transactions” as defined in Rule 144.

Should the selling stockholder propose to sell shares under this prospectus by any method described above other than in “brokers transactions”, our company will likely consent thereto if appropriate arrangements for prospectus delivery, as required by the Securities Act, can be made.

DESCRIPTION OF CAPITAL STOCK

AND

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a description of our capital stock and a summary of the rights of our stockholders and provisions pertaining to indemnification of our directors and officers. You should also refer to our articles of incorporation and bylaws, which are incorporated by reference in this prospectus, and to Delaware law.

General

Our authorized share capital consists of 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of February 17, 2006, there were 5,679,908 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding. We have reserved a total of 1,325,000 shares of our common stock for grants of options, restricted stock awards and for issuance to our directors in partial payment of their directors’ fees, all under our stock plans. The outstanding shares of our common stock, including the shares of our common stock that are being offered by the selling stockholder hereunder, are fully paid and non-assessable.

Common Stock

The holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. The holders of our common stock are not entitled to vote cumulatively for the election of directors. Holders of our common stock have no redemption, conversion, preemptive or other subscription rights. The holders of our common stock are not able to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors.

In the event of the liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all of our assets remaining, if any, after satisfaction of our debts and liabilities and the preferential rights of the holders of the preferred stock, if any, then outstanding. The outstanding shares of our common stock, including the shares of common stock offered by the selling stockholder, are validly issued, fully paid and nonassessable.

We are subject to certain restrictions on the payment of distributions to the holders of our common stock. For a discussion on these restrictions, see the information under the heading “Market for Registrant’s Common Equity and Related Stockholder Matters” in our Report on Form 10-K for the fiscal year ended September 30, 2005, incorporated by reference in this prospectus.

Preferred Stock

Preferred stock may be issuable in one or more series from time to time at the discretion of our board of directors. Our board of directors is authorized to fix the respective designations, relative rights, preferences, qualifications, restrictions and limitations of each series. The issuance of preferred stock could be used as an “anti-takeover” device without requiring further action on the part of the holders of our common stock.

Indemnification of Directors and Officers

Our restated certificate of incorporation contains a provision that eliminates the personal liability of a director to the company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law, or “DGCL.” If a director were to breach such duty in performing his duties as a director, neither the company nor its stockholders could recover monetary damages from the director, and the only course of action available to our stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in our restated certificate of incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of our board of directors’ action, the remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and our company would have no effective remedy against the directors. Under our restated certificate of incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to our company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of our stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of our directors shall be limited or eliminated to the fullest extent permitted by the amended DGCL.

Our restated certificate of incorporation obligates our company at all times to maintain the effectiveness of bylaw provisions providing for the mandatory indemnification of directors of our company to the maximum extent permitted by the DGCL. Under our bylaws, each person who is or was a director or officer of the company or a subsidiary of the company, or who serves or served any other enterprise or organization at the request of the company or a subsidiary of the company, shall be indemnified by the company to the full extent permitted by the DGCL.

The provisions of our restated certificate of incorporation summarized above may not be amended or repealed without the affirmative vote of 66 2/3% of the voting power of all shares of our company.

Under Delaware law, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of our company, or serves or served any other enterprise or organization at the request of our company, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under Delaware law, to the extent an indemnified person is not successful in defense of a third party civil suit or a criminal suit, or if such suit is settled, such person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

The company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the company cannot indemnify its directors and officers.

In addition to the foregoing, our company has entered into separate indemnification agreements with each of our directors. Pursuant to these agreements, our company has agreed to indemnify and hold each such director harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his respective service as a director of the company. The amount paid by the company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each director’s right to indemnification is to survive his respective death or termination as director.

Our company’s bylaws provide for the indemnification of its officers and directors and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the DGCL.

Such indemnification may be made even though directors and officers may otherwise be determined later not to be entitled to indemnification under other provisions by the bylaws.

The above discussion of the DGCL and of our restated certificate of incorporation and bylaws and form of director indemnity agreement is not intended to be exhaustive and is qualified in its entirety by such statute and our restated certificate of incorporation and bylaws and the form of director indemnity agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

LEGAL MATTERS

Fulbright & Jaworski L.L.P., Houston, Texas, has passed on certain legal matters with respect to the shares of common stock offered hereunder. Charles H. Still, a partner at Fulbright & Jaworski L.L.P., is a director and the secretary of the company. Mr. Still owns 8,164 shares of our common stock and options to acquire 34,650 shares of our common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding our company and our common stock, please see the registration statement and our other filings with the SEC, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.oyogeospace.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Our common stock is listed on NASDAQ and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of The NASDAQ Stock Market, Inc. which is located at 9600 Blackwell Road, Rockville, MD 20850.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating the following documents, including the exhibits thereto, which we have filed with the SEC, in this prospectus by reference:

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, filed with the SEC on December 22, 2005.

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 filed with the SEC on February 8, 2006.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

(713) 986-4444

Attention: Corporate Secretary